Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE July 18, 2005	CONTACT: Thomas J. Considine, Jr. (201) 476-5404

BUTLER ANNOUNCES GRANTING OF EXTENSION OF DEADLINE TO
FILE FORM 10-K AND FORM 10-Q BY NASDAQ LISTING
QUALIFICATIONS PANEL

Montvale, NJ, July 18, 2005 Butler International, Inc. (Nasdaq: BUTLE) announced today the issuance of a decision by the NASDAQ Listing Qualifications Panel granting the Company an extension to July 29, 2005 for filing of its Form 10-K for the year ended December 31, 2004, and its Form 10-Q for the quarter ended March 31, 2005. The Company expects that both the Form 10-K and the Form 10-Q will be filed on or before July 29, 2005. If the Company fails to file the Form 10-K or the Form 10-Q on or before July 29, 2005, the Company expects to request an additional extension from NASDAQ for the time to file such documents, although no assurance can be given that NASDAQ will agree to such extension.

In connection with the audit of its 2004 consolidated financial statements, the Company believes the review of its accounting treatment of Chief Executive Magazine, a related party, for the years ended December 31, 2004 and 2003 has been completed. Based on a review of the transaction with Chief Executive Magazine, the Company expects to include all of the accounts receivable and note receivable from Chief Executive Magazine for the Company’s long-term assets for 2004 but does not expect any change to its earnings, or any other adjustment to its financial statements.

Pending determination of compliance with NASDAQ’s filing requirements and compliance with all other requirements for continued listing on NASDAQ, the fifth character “E” will remain appended to the Company’s trading symbol. The Company is currently compliant with all other applicable NASDAQ rules.

About Butler International

Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com